Exhibit 3.33

STATE OF DELAWARE

CERTIFICATE OF FORMATION

OF

CHEVYS ACQUISITION COMPANY LLC

* * * * *

This Certificate of Formation of Chevys Acquisition Company LLC, dated as of November 10, 2004 is being duly executed and filed by Logan Hennessey, as authorized person, to form a limited liability company pursuant to Section 18-201 of the Delaware Limited Liability Company Act.

FIRST:                    The name of the limited liability company is Chevys Acquisition Company LLC.

SECOND:               The address of its registered office in the State of Delaware is 615 South DuPont Highway, in the City of Dover, County of Kent.  The name of the Corporation’s registered agent at such address is National Corporate Research, Ltd.

THIRD:                  This Certificate of Formation shall be effective on the date of filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first written above.

By:	/s/ Logan Hennessey
Logan Hennessey
Authorized Person